Exhibit 99.1

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MeadWestvaco Appoints Edward M. Straw to Board of Directors

STAMFORD, CONN., October 26, 2005 - MeadWestvaco Corporation (NYSE: MWV) today announced the appointment of Edward M. Straw, former president of Global Operations for Estée Lauder Companies and retired three-star Admiral, to the company’s Board of Directors, effective October 25, 2005.

During his tenure at Estée Lauder Companies, Mr. Straw oversaw research and development, package engineering, global sourcing, manufacturing, distribution, inventory management, quality assurance, security and information systems. Prior to joining the Estée Lauder Companies, he served as senior vice president, Global Supply Chain and Manufacturing at Compaq Computer Corporation, and as president of Ryder Integrated Logistics, Inc.

Prior to joining the private sector, Mr. Straw had a distinguished 35-year career in the U.S. Navy, retiring as a three-star admiral in 1996. During his military service, he was chief executive officer of the Defense Logistics Agency, the largest military logistics command supporting the American armed forces.

“We are very pleased to welcome Ed to the MeadWestvaco board,” said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. “Ed’s extensive background and knowledge of a consumer packaging business, as well as his experience in global manufacturing, logistics and distribution, will be a great asset to our company. I am confident that his insight and contributions will benefit MeadWestvaco as we strive for global leadership in packaging solutions and capture growth opportunities in emerging markets around the world.”

Mr. Straw holds a Master of Business Administration degree from George Washington University and a Bachelor of Science degree from the U.S. Naval Academy. He is also a graduate of the National War College.

MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.